UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 11, 2012

ATLANTIC POWER CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34691	55-0886410
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Federal Street, Floor 30 Boston, MA	02110
(Address of principal executive offices)	(Zip code)

(617) 977-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2012, Atlantic Power Corporation (“Atlantic Power” or the “Company”) announced that Mr. Terrence (“Terry”) Ronan has been appointed as Executive Vice President — Chief Financial Officer, principal financial officer and principal accounting officer of the Company, effective August 20, 2012. In this position, Mr. Ronan will be responsible for all of the Company’s finance-related functions, as well as playing a central role in the development and execution of the Company’s operational and strategic initiatives. Mr. Ronan succeeds Lisa Donahue, who has served as the Company’s Interim Chief Financial Officer since July 2011. Concurrently with Mr. Ronan’s assuming the title and responsibility of Chief Financial Officer, Ms. Donahue will no longer be deemed an executive officer of the Company for purposes of Item 402 of Regulation S-K nor an officer with reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Ms. Donahue will continue to be available as a consultant to the Company for transition matters.

Terrence Ronan, age 53, is a financial professional with more than 20 years of management and capital raising experience. Most recently, Mr. Ronan served as managing director-finance and assistant treasurer at Plains All American Pipeline, L.P., a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related products. Prior to that, Mr. Ronan served as president and chief executive officer of SemGroup, L.P. where he oversaw the operations of the privately held partnership engaged in the transportation, storage, terminalling and marketing of crude oil, LPG and natural gas. From 2006-2008, Mr. Ronan served as managing director at Merrill Lynch Capital where he co-founded the start-up Energy Finance practice, in which he was responsible for origination activities in the midstream and E&P sectors. Mr. Ronan also spent 14 years at Bank of America, culminating in his role as managing director where he focused on financing industry leading E&P, midstream and refining and marketing companies. In addition to his corporate career, Mr. Ronan served in the U.S. Navy from 1981 to 2007, retiring after 26 years of service with the rank of captain. Mr. Ronan graduated with a B.S. from Bates College and later received an MBA from the University of Michigan Ross School of Business.

Mr. Ronan will receive an annual base salary of $375,000 and a sign on grant of 6,000 shares, with an additional 9,000 notional shares within 30 days of his start date.  These notional shares will vest ratably over three years, starting at the end of February 2013.

In addition, Mr. Ronan will be eligible to participate in the Company’s Short Term Incentive Program (“STIP”), which has a range from zero to 100% of Mr. Ronan’s base salary with a target range of 50-100% (subject to normal taxes and deductions). Components and weightings to be used in evaluating performance for the STIP are expected to include, subject to approval of the Compensation Committee of the Company’s Board of Directors (i) performance of existing portfolio (30%), (ii) growth (20%), (iii) financial & risk management (30%) and (iv) discretionary (20%). Mr. Ronan will also be eligible to participate in the Company’s Long-Term Incentive Plan (“LTIP”). Grants of notional shares under the LTIP are determined on an annual basis and are based on the performance of the Company and Mr. Ronan’s contributions to those results. The LTIP grants, if any, are administered by the Board of Directors of the Company and notional shares vesting over three years are subject to normal deductions and taxes. Mr. Ronan’s target grant value is $750,000, with performance-adjustments that can result in a vested amount ranging from zero to a cap of $1.5 million, with the first year’s grant pro-rated based on the start date.

The Company and Mr. Ronan expect to enter into a rolling three-year employment agreement in connection with Mr. Ronan’s appointment. We expect to file the employment agreement as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

There are no arrangements or understandings between Mr. Ronan and any other person(s) pursuant to which Mr. Ronan was selected as Executive Vice President - Chief Financial Officer, which would be required to be disclosed pursuant to Item 401(b) of Regulation S-K. There is no “family relationship” as that term is defined in Item 401(d) of Regulation S-K between Mr. Ronan and any other director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. In addition, neither Mr. Ronan nor any of his immediate family members has entered into any related party transactions with the Company since the beginning of the Company’s last fiscal year of the type required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On July 11, 2012, the Company issued a press release announcing the appointment of Mr. Ronan as Executive Vice President - Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that Section, nor shall such information be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in that filing.

Item 9.01.                                          Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit
Number	Description
99.1	Press Release dated July 11, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlantic Power Corporation

Dated: July 16, 2012	By:	/s/ Barry E. Welch
Name: Barry E. Welch
Title: President and Chief Executive Officer